                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                   Form N-8A

                       NOTIFICATION OF REGISTRATION FILED
                        PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                           --------------------------

NAME: VALUE LINE VALUE FUND, INC.

ADDRESS OF PRINCIPAL
BUSINESS OFFICE
(No. and Street, City, State, Zip Code):     220 East 42nd Street
                                             New York, NY 10017-5891

TELEPHONE NUMBER
(Including Area Code):                       (212) 907-1500

NAME AND ADDRESS OF AGENT
FOR SERVICE OF PROCESS:                      David T. Henigson
                                             Value Line Value Fund, Inc.
                                             220 East 42nd Street
                                             New York, NY 10017-5891

CHECK APPROPRIATE BOX:

     REGISTRANT IS FILING A REGISTRATION STATEMENT PURSUANT TO SECTION 8(b) OF
THE INVESTMENT COMPANY ACT OF 1940 CONCURRENTLY WITH FILING OF FORM N-8A.

                  YES    X                   NO

     PURSUANT TO THE REQUIREMENT OF THE INVESTMENT COMPANY ACT OF 1940, THE
REGISTRANT HAS CAUSED THIS NOTIFICATION OF REGISTRATION TO BE DULY SIGNED ON ITS
BEHALF IN THE CITY OF NEW YORK, AND STATE OF NEW YORK, ON THE 21ST DAY OF
SEPTEMBER, 2004.

     SIGNATURE:                              VALUE LINE VALUE FUND, INC.
                                             (Name of Registrant)

                                         By: /s/ David T. Henigson
                                             ---------------------------------
                                             David T. Henigson
                                             President

     ATTEST

     /s/ Stephen LaRosa
     ------------------
     Stephen LaRosa
     Secretary/Treasurer